NEWS RELEASE

For Immediate Release

Nord Resources Reports 2011 First-Quarter Results

  First-quarter 2011 operations and financial results reflect trends established during the second half of 2010 following the July decision to suspend mining and crushing new ore as part of program to cut costs and maximize cash flow.
  Net sales were $4.8 million on sales of 1.1 million pounds of copper. Net sales exclude realized losses of $2.5 million from the settlement of copper derivatives due to the de-designation of cash-flow hedges in second quarter of 2010.
  Loss from operations amounted to $0.4 million.
  Net loss of $2.3 million reflects decreased sales and corresponding decline in gross margin and includes $2.9 million in abnormal production costs due to the underutilization of plant capacity, partially offset by an increased realized price per pound of copper sold.
  Nord makes 2011 first-quarter interest and derivative payments of $0.8 million to its senior lender.
  Company continues to make progress on discussions regarding new financing and possible recapitalization.
  Subject to obtaining additional capital, Nord will proceed with the planned addition of a new major leaching pad; also continues to consider an interim measure to expedite the resumption of mining and processing of new copper ore.

TUCSON, AZ, May 13, 2011 – Nord Resources Corporation (Pink Sheets: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its unaudited financial results for the first quarter ended March 31, 2011. The condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“Our operations in the first quarter of 2011,” said Wayne Morrison, Chief Executive and Chief Financial Officer “were much the same as was the case through the second half of 2010, following our decision in July 2010 to reduce our costs and maximize cash flow by suspending the mining of new ore and cutting other expenses.”

“We continue to produce copper through the leaching of the ore previously placed on our three pads, processing it through the Johnson Camp Mine’s SX-EW plant. As expected, the level of copper production continues to decline at a steady rate and this is reflected in our financial results for the 2011 first quarter. This trend will continue until we resume mining and crushing new ore. In order to minimize the amount of upfront investment and the time necessary to increase copper production, our restart plan includes the placement of a liner on top of the existing three pads to increase our leach capacity. This plan contemplates the resumption of mining operations in about 60 days from the time that we receive the financing, at a cost of approximately $6 million.”

“We will have to construct a new leaching pad to further increase our leach capacity before we would be able to achieve our target production rate of 25 million pounds of copper per year, at an estimated capital cost of approximately $18 million. We expect that a substantial portion of the funds needed to construct the new leach pad will come from cash flow from operations.”

“During the 2011 first quarter, we continued to have discussions with a number of parties regarding a financing and possible recapitalization of the company. While we believe that we are making progress in obtaining the capital that Nord requires, there can be no assurance that we will be successful,” Mr. Morrison said.

“We continue to have a constructive relationship with our senior lender, Nedbank Limited, and used our cash flow in the 2011 first quarter to pay $0.8 million of accrued interest on our senior debt and other outstanding derivative liabilities. During the quarter, although not required to do so, we also were able to make principal payments on our outstanding Note with our mining contractor, Fisher Sand & Gravel Company, of approximately $0.2 million, which was in addition to interest payments of approximately $0.1 million made under terms of our agreement with them,” he said.

Financial Highlights

  First-quarter 2011 net sales were $4,753,344 (including $14,283 in amortization of deferred revenue) from the sale of 1,083,618 pounds of copper cathode. Revenues do not include the impact of the settlement of copper derivatives that occurred during the quarter due to the de-designation of the related cash-flow hedges as a result of the company’s inability to make the requisite cash payments upon settlement. Accordingly, realized losses in the amount of ($2,542,920) were excluded from net copper sales and included in other income (expenses) for the 2011 first quarter. The average realized price of copper sold was $4.37 per pound. The average realized price of copper sold would have been $2.03 per pound if 100% of the copper derivatives would have remained classified as effective cash-flow hedges.

  For the 2010 first quarter, net sales were $6,005,314 (including losses of ($1,886,237) from the settlement of effective copper hedges) from the sale of 2,421,936 pounds of copper cathode. The average realized price of copper sold, including copper hedges, was $2.48 per pound. The average realized price of copper sold, excluding the realized losses incurred from the cash-flow hedging activity of $1,886,237, would have been $3.25 per pound.

  Costs applicable to sales in the 2011 first quarter amounted to $4,382,805 (including $2,874,185 in abnormal production costs due to the underutilization of plant capacity). The average cost per pound of copper sold during the quarter ended March 31, 2011 was $4.04 per pound. The average cost per pound of copper sold excluding abnormal production costs was $1.39 per pound. For the 2010 first quarter, the company incurred $3,360,695 of costs applicable to sales (including $906,695 in abnormal production costs due to the underutilization of plant capacity). The average cost per pound of copper sold during the quarter was $1.39 per pound. The average cost per pound of copper sold excluding abnormal production costs was $1.01 per pound.

  General and administrative expenses decreased to $517,833 for the 2011 first quarter, compared with $582,044 in the 2010 period. The decrease was primarily due to an $84,480 reduction in compensation expense and a $19,950 decrease in professional fees, offset in part by a $31,273 increase in compensation expense related to employee stock options that vest over time.

  Depreciation, depletion, and amortization expenses decreased to $259,304 in the 2011 first quarter from $396,893 in the 2010 period. The decrease was primarily due to the reduction in the amount of tons mined and of copper produced as a result of halting the mining and crushing of new ore in July 2010.

  Loss from operations was ($406,598) in the 2011 first quarter, compared with income from operations of $1,665,682 in the 2010 period.

  Other income (expense) amounted to ($1,870,782) for the 2011 first quarter, compared with $1,008,789 in the 2010 period. The decrease mainly reflects losses on derivatives classified as trading securities of ($1,004,678) and the $295,489 increase in interest expense resulting from a 3% increase in the interest rate spread above LIBOR due to the company’s default status on its senior facility, and a $62,858 increase in the interest accrued on the Fisher Promissory Note. During the 2010 first quarter, the derivatives were designated as cash-flow hedges and, as a result, the realized losses of ($1,866,237) and the unrealized loss of ($672,451) incurred during the period were recorded in net sales and in accumulated other comprehensive income, respectively.

  Primarily due to the factors discussed above, Nord incurred a net loss of ($2,277,380) for the 2011 first quarter, compared with net income of $1,008,789 for the 2010 period.

Liquidity and Cash Flow

Nord’s copper production in 2010 and through the 2011 first quarter lagged expectations for the reasons previously disclosed as well as the July 2010 decision to suspend mining and crushing new ore. This shortfall adversely affected the company’s working capital and cash flow causing Nord to be unable to meet some of its debt obligations in 2010. As announced on May 14, 2010, Nedbank Limited, declined to extend a forbearance agreement regarding the scheduled principal and interest payment due on March 31, 2010 under Nord's $25 million secured term-loan facility. Accordingly, the company has been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010, and the full amount of the outstanding principal of $23,257,826 must now be included in the Company’s current liabilities. As of March 31, 2011, the company has reclassified $7,146,940 of senior long-term debt to current liabilities within the condensed consolidated balance sheet.

Nedbank Capital also declined to extend the forbearance agreement regarding the company’s failure to make the timely monthly settlement payments beginning in March of 2010 through March 31, 2011 under the copper hedge agreement. As of March 31, 2011, the amount due to Nedbank Capital related to these settlements is $9,818,247 and is included in current liabilities within the copper derivatives settlement payable line item. The remaining derivative contracts under this agreement settle in 2011 and are therefore included in current liabilities as of March 31, 2011.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate plus 9.06% (9.36% at March 31, 2011). Accrued interest related to the Credit Agreement was $1,873,197 and $1,689,181 as of March 31, 2011 and December 31, 2010, respectively, and is included within accrued interest on the condensed consolidated balance sheets.

  As at the end of the 2011 first quarter, the company had cash reserves of $1.4 million, excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency of ($41.7) million includes $7.1 million in current maturities of derivative contracts, $16.1 million in the current portion of senior long-term debt, $9.8 million in copper derivatives settlement payable and $7.1 million of senior long-term debt that was accelerated to current liabilities due to the company’s default on the underlying agreement. At the 2010 year-end, cash reserves were $1.1 million and the working capital deficiency amounted to ($39.8) million, including $8.7 million in current maturities of derivative contracts, $14.3 million in current portion of senior long-term debt, $7.7 million in copper derivatives settlement payable, and $8.9 million of senior long-term debt that was accelerated to current liabilities due to the company’s default on the underlying agreement.

  Cash flows from operating activities during the 2011 and 2010 first quarters were $777,244 and ($826,405), respectively. In addition to the net loss of $(2,277,380) and net income of $1,008,789 recognized by the company during the three month periods ended March 31, 2011 and 2010, respectively, cash flows from operating activities were impacted by the following items. Cash provided (used) in the mining and processing of inventory amounted to $1,222,659 and ($6,707,879) during the respective 2011 and 2010 three-month periods. During the 2011 first quarter, cash provided by operating activities was enhanced by a $2,157,739 increase in copper derivatives settlement payable. Cash used by operating activities was offset in part by a $2,909,496 increase in accounts payable during the 2010 first quarter.

  Cash flows from investing activities during the 2011 and 2010 first quarters were ($303,568) and ($42,499), respectively, which represents the purchase of capitalized equipment and engineering services used in the Johnson Camp Mine operation.

  Cash flows from financing activities during the 2011 first quarter were ($155,269), compared with ($3,811) for the same period in 2010. The increase in the net cash used by financing activities is primarily due ($151,068) in principal payments made on the Fisher Promissory Note.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary asset, which is located approximately 65 miles east of Tucson, Arizona. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Nord’s continuation as a going concern depends on its ability to raise additional capital and to refinance the obligations under the Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, its ability to produce copper to sell at a level where Nord becomes profitable and generates cash flow from operations, and its ability to achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, the company’s ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:

Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media
Relations Richard
Wertheim Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$1,438,430	$1,120,023
Accounts receivable	23,014	442,403
Inventories	3,871,426	4,685,599
Prepaid expenses and other assets	200,410	146,534

Total Current Assets	5,533,280	6,394,559

Property and Equipment, at cost:
Property and equipment	50,034,016	51,096,100
Less accumulated depreciation, depletion and amortization	(5,769,288)	(5,639,197)

Net Property and Equipment	44,264,728	45,456,903

Other Assets:
Deposits	123,093	123,093
Restricted marketable securities	686,476	686,476
Stockpiles and ore on leach pads	9,690,776	10,228,475
Debt issuance costs, net of accumulated amortization	628,160	714,653

Total Other Assets	11,128,505	11,752,697

Total Assets	$60,926,513	$63,604,159

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 AND DECEMBER 31, 2010
(Continued)

	March 31,	December 31,
	2011	2010
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,960,233	$3,915,011
Accrued expenses	926,402	894,389
Accrued interest	2,038,736	1,762,709
Copper derivatives settlement payable	9,818,247	7,660,508
Current maturities of senior long-term debt	16,110,886	14,320,788
Current maturities of derivative contracts, at fair value	7,139,684	8,677,926
Senior long-term debt accelerated due to default	7,146,940	8,937,038
Other current liabilities	61,411	55,856

Total Current Liabilities	47,202,539	46,224,225

Long-Term Liabilities:
Long-term debt	6,344,360	6,495,428
Deferred revenue, less current portion	4,671,102	4,690,940
Accrued reclamation costs	2,644,387	3,932,966
Other long-term liabilities	120,673	133,505

Total Long-Term Liabilities	13,780,522	15,252,839

Total Liabilities	60,983,061	61,477,064

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock: $.01 par value, 200,000,000 shares authorized, 112,177,627 and 111,814,852 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	1,121,777	1,118,149
Additional paid–in–capital	121,925,243	121,835,134
Accumulated deficit	(123,103,568)	(120,826,188)

Total Stockholders’ Equity (Deficit)	(56,548)	2,127,095

Total Liabilities and Stockholders’ Equity (Deficit)	$60,926,513	$63,604,159

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010

Net sales	$4,753,344	$6,005,314

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	4,382,805	3,360,695
General and administrative expenses (includes stock based compensation of $82,199 and $50,926, respectively)	517,833	582,044
Depreciation, depletion and amortization	259,304	396,893

Income (loss) from operations	(406,598)	1,665,682

Other income (expense):
Interest expense	(889,208)	(593,719)
Losses on derivatives classified as trading securities	(1,004,678)	–
Miscellaneous income (expense)	23,104	(63,174)

Total other income (expense)	(1,870,782)	(656,893)
Income (loss) before income taxes	(2,277,380)	1,008,789

Provision for income taxes	–	–

Net income (loss)	$(2,277,380)	$1,008,789

Net income (loss) per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	113,310,388	111,170,298
Basic earnings (loss) per share of common stock	$(0.02)	$0.01

Weighted average number of diluted common shares outstanding	113,310,388	115,930,964
Diluted earnings (loss) per share of common stock	$(0.02)	$0.01

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(Unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net income (loss)	$(2,277,380)	$1,008,789
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	259,304	396,893
Accretion expense on accrued reclamation costs	114,784	2,130
Amortization of debt issuance costs	86,493	62,576
Issuance of stock options for services rendered	55,949	18,426
Issuance of deferred stock units for services rendered	26,250	32,500
Unrealized gain on derivatives classified as trading securities	(1,538,242)	-
Changes in assets and liabilities:
Accounts receivable	419,389	675,413
Inventories, stockpiles and ore on leach pads	1,222,659	(6,707,879)
Prepaid expenses and other assets	(53,876)	(45,441)
Accounts payable	19,049	2,909,496
Accrued expenses	32,013	463,496
Accrued interest	276,027	398,508
Copper derivatives settlement payable	2,157,739	-
Deferred revenue	(14,283)	(31,921)
Other liabilities	(8,631)	(9,391)
Net Cash Provided (Used) By Operating Activities	777,244	(826,405)

Cash Flows From Investing Activities:
Capital expenditures	(303,568)	(42,499)
Net Cash Used By Investing Activities	(303,568)	(42,499)

Cash Flows From Financing Activities:
Debt issuance costs	-	(647)
Principal payments on long-term debt	(151,068)	-
Principal payments on capital lease	(4,201)	(3,164)
Net Cash Used By Financing Activities	(155,269)	(3,811)

Net Increase (Decrease) in Cash and Cash Equivalents	318,407	(872,715)

Cash and Cash Equivalents at Beginning of Period	1,120,023	1,298,138

Cash and Cash Equivalents at End of Period	$1,438,430	$425,423

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$503,120	$-
Income taxes	-	-